Exhibit 99.2

PRESS RELEASE

Contact:

Lisa Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

FOR IMMEDIATE RELEASE

BIOSCRIP PROVIDES UPDATE ON COST SAVINGS INITIATIVES AND

PLAN TO ENHANCE SHAREHOLDER VALUE

Completes Sale of Non-Core PBM Business

Other Cost Savings Initiatives on Track

ELMSFORD, NY – August 31, 2015 – BioScrip, Inc. (NASDAQ: BIOS) (“BioScrip” or the “Company") today provided an update on the Company’s plan to enhance shareholder value, improve financial flexibility and position BioScrip as a pure play infusion services company focused on high-growth services. As previously announced, the Company expects to realize $35 million – $40 million in annualized net cost savings over the next 12 months as part of its Financial Improvement Plan.

The Company provided the following update on its cost saving and financial improvement initiatives to create value:

•	BioScrip has completed the previously announced sale of its non-core PBM business to ProCare Pharmacy Benefit Manager Inc., a privately held pharmacy benefit manager and part of the ProCare Rx companies, for $25 million in cash. The PBM activities represented approximately $66 million of annual revenue. The net proceeds were used to pay down debt.
•	BioScrip’s workforce reduction is on track and will be substantially complete by the end of the third quarter. As previously announced, the reductions are expected to generate $19 million in total savings. The reductions are in specific areas, including corporate infrastructure and are not expected to impact BioScrip’s ability to provide quality care and service to patients.
•	Supply chain related activities are being negotiated and are expected to generate $3 million in annual savings by the beginning of 2016, contributing to operating improvement.
•	Corporate and field operating improvement programs have been initiated and are estimated to deliver cost savings of $10 million annually and contribute to operating improvements beginning in January 2016.

Carter Pate, Chair of the Financial Improvement Plan Committee of the Board of Directors said, “While we still have work to do, these announcements demonstrate the progress in the execution of our cost savings and financial improvement initiatives. These important strategic steps will drive shareholder value by focusing on our core infusion platform, reducing costs and enhancing BioScrip's financial flexibility. The BioScrip Board of Directors and management remain committed to the Company’s Financial Improvement Plan. We all look forward to achieving our objectives.”

Rick Smith, President and Chief Executive Officer of BioScrip, said, "We are pleased to complete the sale of our non-core PBM business and announce that we are accomplishing key elements of our Financial Improvement Plan. Our patient census levels continue to see solid progression consistent with expectations. All of these efforts are significant milestones in our work to streamline the Company, maintain dynamic growth in our core business, and position BioScrip as a pure play infusion services provider. We will continue to execute on our plan and concentrate on opportunities with the highest value-creating potential.”

Balance Sheet Update

As of August 31, 2015, the Company has $73.9 million of total liquidity, comprised of $19.6 million of cash and $54.3 million of undrawn capacity available on its revolving credit facility. The Company was in compliance with its financial covenants as of June 30, 2015. On August 6, 2015, the Company entered into a fourth amendment (the “Fourth Amendment”) to its credit agreement. The Fourth Amendment, among other things, provides additional relief and flexibility with respect to measuring compliance with the maximum first lien net leverage ratio. The maximum first lien net leverage ratio for the fiscal quarters ending September 30, 2015 through and including June 30, 2016 is 7.25. The maximum first lien net leverage ratio for the fiscal quarters ending September 30, 2016 through and including March 31, 2017 is 6.50. For the purpose of measuring compliance with the maximum first lien net leverage ratio, the Fourth Amendment permits the Company to adjust EBITDA on a pro forma basis to include the estimated financial impact of any reductions in workforce.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home healthcare management solutions. BioScrip partners with healthcare providers, including physicians, hospital systems, skilled nursing facilities, and with healthcare payors to provide patients better access to high quality, efficient post-acute care services. BioScrip operates with a commitment to bring infusion therapy services into the home or alternate-site settings. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves.

Forward-Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, projections of future levels of certain charges and expenses, and other statements regarding the Company's financial improvement plan and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "outlook," "aim," "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company's ability implement its financial improvement plan to reduce operating costs and focus its business on its Infusion Services segment; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.